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                   NEWFIELD CLOSES PURCHASE OF EEX CORPORATION

         HOUSTON, November 26, 2002 - Newfield Exploration Company (NYSE-NFX) today announced the closing of the merger transaction involving EEX Corporation (NYSE:EEX). Earlier today, shareholders of EEX voted to approve the merger, by which EEX becomes a wholly owned subsidiary of Newfield and will be named Newfield Exploration Gulf Coast, Inc. More than 98% of the shares voted were in favor of the transaction.

         "We are excited about closing this transaction and plan to quickly go to work on our new properties," said David A. Trice, Newfield President and CEO. "With the addition of this acreage, Newfield will be one of the most active companies in South Texas. This acquisition balances our mix of onshore and offshore reserves and provides us with some high-potential drilling plays and prospects along the Texas Gulf Coast and in the Gulf of Mexico. We expect to double the current level of capital investment on EEX's onshore properties in 2003."

         Newfield Exploration is an independent crude oil and natural gas exploration and production company. The Company has a solid asset base of producing properties and exploration and development drilling opportunities in the Gulf of Mexico, along the U.S. Onshore Gulf Coast, in the Anadarko and Permian Basins, offshore Australia and in China's Bohai Bay. Newfield balances its drilling program with acquisitions in select areas in the U.S. and overseas.

         ** Certain of the statements set forth in this release regarding anticipated drilling activities and capital spending are forward-looking and based upon assumptions and anticipated results that are subject to numerous uncertainties. Actual results may vary significantly from those anticipated due to many factors, including drilling results, oil and gas prices, industry conditions, the prices of goods and services, the availability of drilling rigs and other support services and the availability of capital resources, labor conditions and other factors set forth in our Annual Report on Form 10-K for the year ended December 31, 2001. In addition, the drilling of oil and gas wells and the production of hydrocarbons are subject to governmental regulations and operating risks.

Newfield Exploration Company                           For information, contact:
363 N. Sam Houston Parkway East, Ste. 2020                        Steve Campbell
Houston, TX 77060                                                 (281) 847-6081